SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 16, 2005

DRESSER, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-60778	75-2795365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15455 Dallas Parkway, Suite 1100
Addison, Texas 75001
(Address of principal executive offices) (zip code)

(972) 361-9800
(Registrant's Telephone Number, Including Area Code)

Item 1.01 Entry Into a Material Definitive Agreement

On February 16, 2005, Dresser, Inc. (the "Company") signed a Severance Agreement (the "Agreement") pursuant to which Steven G. Lamb resigned from his position as President and Chief Executive Officer of the Company, effective December 20, 2004. Pursuant to the Agreement, the Company will provide to Mr. Lamb the following consideration, based upon his existing employment agreement:

  A severance payment of cash in the amount of $3,891,001, which consists of 1) a lump sum payment under the Company's SERP plan, 2) three years of salary and bonus, and 3) benefits in lieu of participation in the Company's 401(k) plan and tax and financial planning and other services.
  Immediate vesting of the unvested portion of Mr. Lamb's 200,000 outstanding stock options.
  Medical, life and long-term disability insurance benefits that are substantially similar to those which Mr. Lamb was receiving immediately prior to resignation until the earlier of three years or the date Mr. Lamb becomes eligible to receive benefits under any plan or program of another employer.

Further, Mr. Lamb has agreed to remain subject to the three year non-competition provisions of his existing employment agreement.

Pursuant to the Agreement, Mr. Lamb will also be paid $2,500,000 and forfeit 100,000 of his 200,000 vested stock options.

The Company and Mr. Lamb have also entered into a two-year consulting agreement pursuant to which Mr. Lamb agrees to provide services in connection with the business, litigation, corporate governance and other matters in which Mr. Lamb might have knowledge. In return, the Company agrees to pay Mr. Lamb $225,000 per year under this consulting agreement.

Mr. Lamb has agreed to release the Company and certain other entities and individuals associated with the Company from any and all claims that Mr. Lamb may have had at any time prior to, or as of, his resignation date from the Company. The Company and certain other entities and individuals associated with the Company have also agreed to release Mr. Lamb from any and all claims that the Company may have had at any time prior to, or as of, his resignation date from the Company.

As a result of the Agreement, the Company will record approximately $4.3 million related to cash-based severance expense and approximately $5.1 million related to stock option expense. These charges will be reflected in the Company's financial statements in the fourth quarter of 2004.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2005

Dresser, Inc.

/s/ PATRICK M. MURRAY
Patrick M. Murray
Chief Executive Officer and

Chairman of the Board

/s/ JAMES A. NATTIER
James A. Nattier
Executive Vice President and
Chief Financial Officer

/s/ THOMAS J. KANUK
Thomas J. Kanuk
Corporate Controller and
Chief Accounting Officer

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EXHIBIT INDEX

Exhibit No. Description

    Severance Agreement and Release of Claims between Dresser, Ltd. and Steven G. Lamb.

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